Exhibit 99.1

Media Arts Group, Inc. Press Release Dated August 08, 2002

CONTACT:          Porter, LeVay & Rose, Inc.

                                Michael Porter, Investor Relations

                                (212) 564-4700

For Immediate Release

MEDIA ARTS GROUP, INC. ANNOUNCES MANAGEMENT CHANGES

MORGAN HILL, CA: (August 8, 2002) – Media Arts Group, Inc. (NYSE: MDA) announced today that its Board of Directors has terminated Dr. Ron D. Ford as Chief Executive Officer of the Company, effective immediately. Dr. Ford's termination is completely unrelated to the Company's performance or financial condition.

Anthony D. Thomopoulos has been appointed interim Chief Executive Officer until a permanent replacement for Dr. Ford can be identified and retained by the Company.  Mr. Thomopoulos is the Chairman of the Media Arts board and served as interim CEO of the Company from June 2001 until January 2002.

Mr. Thomopoulos has held numerous executive positions in the entertainment and media industries including executive positions with ABC Broadcast Corporation, United Artists Films and The Family Channel.  He also served as CEO of MTM Entertainment, Inc., and was chairman of United Artists Pictures.

Mr. Thomopoulos commented, “The state of the business remains solid as we continue to execute our strategy of growing the already popular Thomas Kinkade brand name.  We have strong relationships in place with our independent dealers and more than 4,500 galleries worldwide, and we remain focused on capturing additional marketshare in the U.S. and abroad, particularly in Western Europe.  Revenue growth remains a top priority, and we are encouraged that bookings are tracking ahead of schedule for the third quarter, positioning us for revenue growth throughout the remainder of the year and beyond.”

Media Arts Group publishes the work of Thomas Kinkade and distributes his art and related collectibles through approximately 4,500 independently owned galleries worldwide, an extensive network of branded dealers, and strategic marketing relationships with Avon Products, Inc., and QVC Inc. and more than 40 active product licensees.  The Company’s primary products are canvas and paper lithographs that feature Mr. Kinkade’s artistic unique use of light and his peaceful and inspiring themes.  Mr. Kinkade, known as the “Painter of Light ®,” is the most commercially successful and most collected living artist in U.S. history.  For more information, please visit the Company’s web site at www.mediaarts.com.

The foregoing comments include forward-looking statements and actual results may vary.  Such statements are indicated by words or phrases such as “believe,” “intend,” “expect,” “seek,” “plan” and similar words or phrases.  Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including economic cycles, product development efforts, consumer acceptance of licensed artwork and of the

Company’s products based on such work, expansion of distribution channels for the Company’s products and, in particular, the successful implementation of the Signature Gallery program, successful third-party manufacturing relationships and the continued control of operating expenses.  Media Arts Group, Inc., expressly disclaims any obligation to release any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto or any change in events or circumstances on which any such statement is based.